EXHIBIT 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.  “[____]” or “[REDACTED]” INDICATES THAT INFORMATION HAS BEEN OMITTED.

CONSTRUCTION AND TERM LOAN AGREEMENT

This Agreement (hereinafter defined) is dated August [__], 2019, and is between [REDACTED], a [REDACTED] state chartered bank (“Lender”), having an address of [REDACTED]; SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation d/b/a Sharps Compliance, Inc. (“Compliance”) and SHARPS ENVIRONMENTAL SERVICES, INC., a Delaware corporation d/b/a Sharps Environmental Services of Texas, Inc. (“Environmental”, and together with Compliance, “Borrower”), ALPHA BIO/MED SERVICES, LLC, a Pennsylvania limited liability company (“Alpha”), BIO-TEAM MOBILE LLC, a Pennsylvania limited liability company (“Bio-Team”), and CITIWASTE, LLC, a New York limited liability company (“Citiwaste”) (each of Alpha, Bio-Team, and CitiWaste are a “Guarantor” and collectively, the “Guarantors”). Borrower and each Guarantor have an address of 9220 Kirby Drive, Suite 500, Houston, TX 77054.

A.    DEFINITIONS.

"Advance" shall mean each separate advance of funds under the Loan for payment of costs incurred in connection with the Project (as such term is defined herein) and financing of the Project, regardless of whether such advance is made directly to the Borrower, jointly to Borrower and any contractor or supplier, or directly to any third party for payment of costs incurred in connection with the Project, pursuant to the terms of this Agreement.

"Agreement" shall mean this Construction and Term Loan Agreement and all schedules and exhibits hereto and as the same may from time to time be amended or supplemented.

"Advance Request" shall mean the Borrower's written request for an Advance in the form of Exhibit A attached hereto and made a part hereof.

"Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in the city where the Loan is closed.

"Capitalized Lease Obligations" means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

“Cash Flow Leverage Ratio” means for Parent and its Subsidiaries, on a consolidated basis, as of any date (a) Net Debt, divided by (b) EBITDA for the period ended as of such date.

"Closing Date" shall mean the date on which the Note, this Agreement and Collateral Documents are executed and delivered by the Borrower to Lender.

“Collateral” shall mean all real and personal property described in the Collateral Documents as security for the Obligations.
“Collateral Documents” will mean, collectively, (i) all documents or agreements described in Section G(1) hereof, (ii) all mortgages, security agreements, assignments of leases, assignments, financing statements and other instruments creating and perfecting Liens in the assets of the Borrower or the Guarantor; and (iii) all guaranty agreements, in each case in favor of Lender to secure the Obligations.

“Completion Date” shall mean August [__], 2020.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit G, fully completed and executed by Borrower and Parent.

"Construction Contract" shall mean, collectively, all construction contracts between Borrower and the Contractor,

providing for the demolition of existing structures, preparation of the site, and construction of the Improvements contemplated by the Plans and Specifications, as amended, modified, supplemented or restated, a copy of which is attached hereto as Exhibit B and is made a part hereof.

"Contractor" shall mean [REDACTED], a Texas corporation.

"Debt" means for any Person (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness, for the repayment of money borrowed, including, with respect to Borrower, the indebtedness evidenced by the Note and all other indebtedness of Borrower to Lender, (b) indebtedness and obligations arising in connection with Rate Management Transactions, (c) all indebtedness representing deferred payment of the purchase price of property or assets, (d) Capitalized Lease Obligations, (e) all indebtedness under guaranties, endorsements, assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, indebtedness of others, (f) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, and (g) any obligation to redeem or repurchase any of such Person's capital stock, partnership or membership interests or other ownership interests as applicable.

“Debt Service Coverage Ratio” means for Parent and its Subsidiaries, on a consolidated basis, as of any date (a) EBITDA for the period ended as of such date, divided by (b) the sum of (i) Principal Payments Scheduled for the period ended as of such date, plus (ii) Interest Expense for the period ended as of such date.

"Deficiency" shall mean at any time during the term of the Loan, a condition such that the costs to complete the Improvements is determined by Lender to have exceeded the costs delineated on the Development Expense Schedule such that the undisbursed portion of the Loan, if any, may be insufficient to pay (i) the remaining costs of the Improvements, (ii) all other costs and expenses necessary to make the Property operational, or (iii) to provide debt service on the Loan.

“Development Expense Schedule” will mean the overall detailed line item cost breakdown(s) of land costs, construction costs (hard costs) and all other related indirect development costs (soft costs), including working capital, interest reserve and contingency (in a minimum of 5% of the costs of Construction) for the construction of the all of the Improvements and all related soft costs and interest on the Loan, submitted to and approved by Lender, and which cost line items may be reallocated by Lender to establish reserves or for payment of expenses, a copy of which is attached hereto as Exhibit C and made a part hereof.

    “EBITDA” means for Parent and its Subsidiaries, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation and amortization for such period, plus (iv) all other non-cash and/or non-recurring expenses subject to approval of Lender, less (v) all other non-cash and/or non-recurring income. Non-cash and/or non-recurring expenses include, among other items, one-time acquisition costs, including legal fees, investment banker fees, accounting fees and recording fees. For the avoidance of doubt, EBITDA shall include all historical cash flow for such period of any acquired entity that becomes a Subsidiary during such period.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or any governmental authority, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances, including, without limitation, the following federal laws: the Resource Conservation Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, and the Clean Water Act.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities) directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (iii) any actual or alleged exposure to any Hazardous Substances, (iv) the release or threatened release of any Hazardous Substances or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“GAAP” shall mean Generally Accepted Accounting Principles in the United States.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law, (ii) that are defined by any applicable Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous (iii) the presence of which require investigation, removal, remediation or any other response of any kind under any applicable Environmental Law or causes or threatens to cause a nuisance upon any property constituting Collateral or to any adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such property, (iv) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (v) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas, synthetic gas, radon gas, radioactive materials, or isotopes.

"Improvements" shall mean the improvements to be constructed on the Property in accordance with the Plans and Specifications.

"Income Tax Expense" means for Parent and its Subsidiaries, on a consolidated basis for any period, all state and federal income tax expenses for such period, determined in accordance with GAAP.

"Interest Expense" means for Parent and its Subsidiaries, on a consolidated basis, for any period, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

"Lender's Inspector" shall mean any architect for the Project or any other person designated by Lender to inspect and monitor the progress of construction of the Improvements on behalf of Lender.

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Lien Waiver” shall mean the Lien Waiver executed by the Contractor or Material Subcontractor, as the case may be, in form and substance satisfactory to Lender.

“Loan” shall mean (individually, collectively and interchangeably) the Construction Loan and the Term Loan referred to in Section B below, together with any renewals, extensions, modifications or additions thereto.
“Material Subcontractor(s)” will mean any contractor, subcontractor, supplier, laborer and seller of movable property having a contract with the Contractor in connection with the construction of the Improvements on the Property in excess of $100,000.00 and any contract required to construct the Project, including those supplying or installing pilings, lumber, concrete, glazing, masonry, heating, air and ventilation, electrical, plumbing, elevators, and others as may be required by Lender.
“Net Debt” means, for Parent and its Subsidiaries for any period, the sum of (a) all outstanding Debt, minus (b) the aggregate cash held by Parent and its Subsidiaries greater than $2,000,000.00.
"Net Income" means, for Parent and its Subsidiaries for any period, the consolidated net income (or loss) of Parent and its Subsidiaries for such period, as determined in accordance with GAAP.
“No Work Affidavit” shall mean a No Work Affidavit executed by the surveyor of the Property, in form and substance satisfactory to Lender.
"Obligations" shall mean any and all amounts, liabilities and/or obligations owing from time to time by the Borrower to Lender or any transferee thereof pursuant to this Agreement, the Note and the Collateral Documents and all other obligations, indebtedness and liabilities of every kind, nature, and character of Borrower to Lender, direct or contingent, due or to become due, now existing or hereafter arising, including all future advances, together with all interest, attorneys' fees, expenses of collection and costs, including, without limitation, obligations to Lender on promissory notes and security agreements, and all renewals, extensions and modifications thereof and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, including without limitation, all agreements with respect to any swap, forward, future, or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value.
“Obligor” shall mean (individually, collectively and interchangeably) the Borrower, Guarantor and each other co-maker, endorser, surety or guarantor for any of the Obligations.

“Parent” means Sharps Compliance Corp., a Delaware corporation, and its successors and assigns.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, company, trust, business trust, association, governmental authority or other entity.

"Plans and Specifications" shall mean the final engineering drawings and specifications, including any revisions, amendments and addenda required to complete the construction of the Improvements, including off-site and on-site work.

“Principal Payments Scheduled” means, for Parent and its Subsidiaries, on a consolidated basis, for any period, that portion of the Debt of the Parent and its Subsidiaries which was due to be paid during such period, including, in the case of Debt consisting of Capitalized Lease Obligations, the amount which was due to be paid during such period on such Capitalized Lease Obligations.

"Project" shall mean collectively the Property and the Improvements to be constructed thereon.

"Property" shall mean the real property located at 1544 Northeast Loop, Carthage, TX 75633 and described on Exhibit F attached hereto and made a part hereof owned by Borrower.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower or any subsidiary of Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Retainage” shall mean “Retainage” as defined in Section C(4) of this Agreement.

"Subsidiary" means, for any Person, a Person of which or in which such Person or its other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

“Unavoidable Delay” shall mean any delay in the construction of the Property, caused by natural disaster, fire, earthquake, flood, explosion, extraordinary adverse weather conditions, general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, strikes, or lockouts of which Borrower has notified Lender in writing. Circumstances that can be remedied or mitigated through the payment of money shall not constitute Unavoidable Delay hereunder to the extent such remedy or mitigation is deemed reasonable by Lender in its sole discretion.
B.    THE LOAN. Subject to the terms and conditions of this Agreement and provided each Obligor performs all obligations in favor of Lender contained in this Agreement and in any other agreement with Lender, whether now existing or hereafter arising, Lender will make or has made:

A NON-REVOLVING LINE OF CREDIT LOAN (the “Construction Loan”) to Borrower up to the total aggregate principal amount of One Million Nine Hundred Ninety-Seven Thousand Five Hundred and No/100 Dollars ($1,997,500.00), not to exceed eighty-five percent (85%) of the appraised value of the Property after completion of the Project (the “Value Limitation”). Advances under the Construction Loan shall be made during the twelve (12) month period commencing on the Closing Date and ending on August [__], 2020 (the "Line of Credit Period"). Interest shall accrue from date of Advance at the rate or rates specified in the Note, with interest payable monthly, beginning September 1, 2019, and payable monthly on the same day thereafter, or if such date is not a Business Day, the first Business Day thereafter. On August [__], 2020 (the "Conversion Date"), all of Lender's obligations to make any Advance on the Loan shall cease. If, in any event, the outstanding principal balance of the Loan exceeds the Value Limitation, Borrower shall, within sixty (60) days of Lender’s request, reduce the principal balance of the Loan to an amount less than or equal to the Value Limitation. Lender may at its sole discretion obtain an updated appraisal at Borrower’s expense during the life of this loan.

On the Conversion Date, the Loan shall automatically, without the necessity of any further act on the part of either Lender or Borrower, convert to a TERM LOAN (the “Term Loan”) in a principal amount equal to the aggregate outstanding principal balance of all Advances made by Lender to the Borrower during the Line of Credit Period, and bear interest at the rate or rates specified in the Note from the Conversion Date until paid, and shall be payable in forty-eight (48) equal monthly installments of principal and interest, commencing on August 1, 2020, and continuing on the same day of each succeeding month, with a final installment in the amount of the remaining unpaid balance of principal and interest due and payable on August [__], 2024 (the “Maturity Date”). The amount of each monthly installment of principal and interest shall be calculated based on a 20-year amortization of the aggregate outstanding principal balance due under the Construction Loan on the Conversion Date.

The Loan shall be evidenced by Lender's form of promissory note (the "Note") containing additional terms and conditions. The term “Note” as used herein includes all renewals, extensions, amendments, modifications, refinancings, consolidations and substitutions therefor.

C.    BORROWING PROCEDURE. Subject to the terms and conditions of this Agreement and provided that no Default has occurred and is continuing, Lender will fund Advances under the Loan no more than once per month in accordance with the Development Expense Schedule, as modified by any modifications approved by Lender.

(1)    Borrower shall submit a properly completed and executed Advance Request to Lender at least ten (10) Business Days prior to the proposed funding date and it shall be accompanied by following:

(a)
AIA Documents. For hard construction costs, the Contractor's original Application and Certificate for Payment, the form of which shall be approved by Lender, and which form shall be properly completed, executed by the Contractor and notarized, and shall contain a certification signed by Borrower and a certification signed by the architect, if any.

(b)	Invoices. For costs other than hard construction costs or interest, copies of invoices supporting the Advance Request;

(c)
Affidavits/Lien Waivers. Owner’s and contractor’s affidavits from the Borrower and the Contractor in the form required by Lender and/or its title insurer, and, if required by Lender, conditional lien waivers and receipts for payment by all Material Subcontractors;

(d)
Title Endorsements. If lender’s title insurance is required by Lender, date-down endorsement from the title insurance company in form and content acceptable to Lender (i) bringing forward the date of the title insurance policy and insuring that there are no intervening mortgages, liens, privileges, encumbrances or conveyances recorded against the Property; (ii) increasing the aggregate amount of insurance by an amount equal to the proposed Advance; (iii) insuring that the lien of Lender on the Property pursuant to the Collateral Documents securing the Loan is superior to all laborers, materialmen and other mechanics liens affecting the Property; (iv) describing any matters affecting the Property which appear in the public records since the date of the title policy; and (v) removing any policy exceptions (including, without limitation, survey exceptions, if appropriate) that are unacceptable to Lender;

(e)
Insurance. If required by Lender, evidence satisfactory to Lender that all insurance required by this Agreement, the Collateral Documents or as otherwise required by Lender, remains in full force and effect;

(f)	Inspector’s Report. Prior to funding each Advance for construction costs, Lender shall obtain the report of Lender's Inspector in form and substance satisfactory to Lender; and

(g)	Foundation Survey. Upon completion of any foundation for the Project, Borrower shall furnish to Lender a foundation survey to enable Lender to obtain a foundation endorsement.

(h)	Other Documents. Such other instruments, documents, estoppels, certificates, endorsements, invoices and opinions as Lender in its discretion may reasonably require.

(2)    In the event of a Deficiency, upon written notice by Lender to the Borrower, the Borrower shall deposit immediately the amount of such deficiency into a cash collateral account maintained by Lender and on which Lender shall have the sole right to draw in accordance with the terms of this Agreement. In addition, Borrower shall not be entitled to request or receive any Advances until such time as the Deficiency has been cured to the satisfaction of Lender. At Lender's discretion, Lender may fund future Advances from such account prior to resumption of Advances under the Loan. Notwithstanding the foregoing, Lender shall be authorized to fund an Advance to pay interest on the Loans when due, without the requirement of an Advance Request.

(3)    Advances for construction costs shall be made only to the extent that the work is actually completed in accordance with the Plans and Specifications and will not exceed the percentage of work completed on the Project, as certified and approved by Lender's Inspector, including materials actually incorporated in the Project or stored onsite, but excluding materials stored elsewhere and, except for the Final Advance, excluding any Retainage. Without Lender’s prior written consent, the aggregate amount of all Advances shall not exceed the lesser of: (a) budgeted amounts for each line item of hard and soft construction costs as reflected in the Development Expense Schedule; (b) actual costs incurred by the Borrower for each line item of hard and soft construction costs as reflected in the Development Expense Schedule; or (c) the principal amount of the Construction Loan. Without Lender’s prior written consent, the maximum amount of any individual Advance shall not exceed the total of: (w) soft construction costs actually incurred or invoiced prior to the time of the Advance not in excess of the amounts budgeted therefor in the Development Expense Schedule; plus (x) the lesser of (i) actual hard construction costs incurred for completed work not in excess of the amounts budgeted therefor in the Development Expense Schedule or (ii) the budgeted amounts for hard construction costs reflected in the Development Expense Schedule multiplied by the percentage of completion of the Project determined by Lender based on the inspections and advice of the Lender’s Inspector; less (y) except in the case of the Final Advance, any Retainage; and less (z) the aggregate amount of prior Advances by Lender.

(4)    The amount of each Advance shall be computed so that five percent (5%) of the construction costs included in the Advance Request will be retained (the "Retainage") by Lender until thirty (30) days after completion and acceptance of all work on the Project in accordance with Section D below. If the Construction Contract requires that Retainage be funded monthly into an escrow account, such escrow account shall be at Lender and the Retainage shall not be released from such escrow account until thirty (30) days after completion and acceptance of all work on the Project in accordance with Section D below have been received and approved by Lender.

(5)    Lender's prior written consent shall be required for any (i) reallocation or change among line items in the Development Expense Schedule in excess of $25,000.00, singularly or in excess of $100,000.00 in the aggregate, or (ii) respect to any contingency line item on the Development Expense Schedule in excess of $10,000.00.

(6)    All Advances shall be deposited into a demand deposit account at Lender in the name of the Borrower, which account will be used solely to receive Advances and to pay costs incurred pursuant to the Development Expense Schedule.

(7)    Any funds allocated in the Development Expense Schedule for developer fees and overhead (“Developer Fees”) shall not be funded more rapidly than either (a) in equal draws over the Line of Credit Period, or (b) on a percentage of completion basis, provided, however, that total Developer Fees, both funded and deferred, shall not exceed 5% of the aggregate amount in the Development Expense Schedule.

D.    FINAL ADVANCE. In addition to the requirements for each construction Advance as set forth herein, the request for a final Advance and/or release of any Retainage shall be submitted to Lender in duplicate and shall be accompanied by the following:

(1)    Insurance. Evidence satisfactory to Lender that all insurance required by this Agreement, the Collateral Documents or as otherwise required by Lender remains in full force and effect;

(2)    Inspection. A final report of Lender's Inspector in form and substance satisfactory to Lender stating that the Improvements have been completed in accordance with the Plans and Specifications;

(3)    Certificate of Occupancy. A certificate of occupancy issued by the appropriate governmental authority consenting to the use and occupancy of the Improvements covered by the Construction Contract and evidence satisfactory to Lender that the Project has been approved by the local fire marshal;

(4)    Affidavits/Lien Waivers. Final owner’s and contractor’s affidavits from the Borrower and the Contractor in the form required by Lender and/or its title insurer, and, if required by Lender, unconditional lien waivers and certification of payment in full by all Material Subcontractors shall be delivered to Lender no later than thirty (30) days after the funding of the Advance for Retainage;

(5)    Contractor Certification. Contractor’s notarized certification that the Improvements were completed in accordance with the Plans and Specifications;

(6)    Architect Certification. If required by Lender, a certification in form and substance satisfactory to Lender stating that the Improvements have been completed in accordance with the Plans and Specifications from the Project architect;

(7)    As-Built Survey. As-Built Survey showing the Improvements, which is acceptable to Lender and certified correct to Lender, the title company and the Borrower;

(8)    Title Endorsements. If lender’s title insurance is required by Lender, a final date-down endorsement from the title insurance company in form and substance acceptable to Lender (i) bringing forward the date of the title insurance policy and insuring that there are no intervening mortgages, liens, privileges, encumbrances or conveyances recorded against the Property that are not acceptable to Lender; (ii) increasing the aggregate amount of insurance to the total amount of all Advances; (iii) insuring that the lien of Lender on the Property pursuant to the Collateral Documents securing the Loan is superior to all laborers, materialmen and other mechanics liens affecting the Property; (iv) describing any matters affecting the Property which appear in the public records since the date of the title policy; and (v) reflecting the as-built survey and removing any policy exceptions (including, without limitation, survey exceptions) unacceptable to Lender; and

(9)    Other Documents. Such other instruments, documents, certificates, estoppels, endorsements, invoices and opinions as Lender in its discretion, reasonably exercised, may require

E.    MODIFIED ADVANCE PROCEDURE. Lender reserves the right to modify the foregoing Borrowing Procedure and to disburse Advances as follows:

Upon the occurrence and during the continuance of a Default, at its sole discretion and option, Lender may make any and all advances under the Loan directly to the Contractor, subcontractors and suppliers. For these purposes, Borrower does hereby irrevocably make, nominate, constitute and appoint Lender, in its place and stead acting through any of its officers, as Borrower's true and lawful agent and attorney-in-fact with full power of substitution, to make such construction Advances directly to the Contractor, subcontractors and suppliers. The foregoing mandate or agency shall be an irrevocable power of attorney, that is, a power coupled with an interest which cannot be revoked, Lender having direction and authorization to so make such construction Advances, and no further direction or authorization from the Borrower shall be necessary to warrant such direct construction Advances, and all such construction Advances shall satisfy pro tanto the obligations of Lender and shall constitute construction Advances hereunder and shall be secured by the Collateral as fully as if made to Borrower, regardless of the disposition thereof by the Contractor, subcontractors or suppliers.

F.    USE OF PROCEEDS. The proceeds from the Loan will be used solely for construction of Improvements in connection with the Project and to pay for all soft costs in connection therewith, as shown on the Development Expense Schedule.

G.    REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower represents, warrants and covenants to Lender that:

(1)    Collateral Documents. As security for the payment and performance of the Loan and any and all other Obligations, Borrower shall furnish, or cause others to furnish, all collateral documents, continuing guaranties and endorsements as may be required by Lender. In addition to the Collateral set forth in any note evidencing a Loan, the Collateral Documents, as required by Lender, in its sole discretion, include but are not limited to the following:

(a)
A first priority Deed of Trust, Assignment of Rents, and Security Agreement (the “Mortgage”) (together with a UCC-1 Financing Statement) executed by Environmental in favor of Lender, granting a first priority mortgage and security interest in the Project, and all leases of any portion of the Property, and all other property as described therein;

(b)
Security agreement (together with a UCC-1 financing statement) executed by the Borrower in favor of Lender granting a first priority security interest in all assets of the Borrower related to the Project, including but not limited to all deposit and reserve accounts, all equipment, all general intangibles, and all documents, including without limitation, all Plans and Specifications and all other contract rights, construction contracts, architectural contracts, plans and renderings, engineering contracts and reports, design specifications, payment and performance bonds, licenses, permits, county and city approvals relating in any way to or usable in connection with the construction, use, occupancy, operations, ownership or maintenance of the Project, and all accessions to, substitutions and replacements for, rents, increases and profits, proceeds and products of each of the items listed above, including, without limitation, proceeds of insurance policies insuring the Collateral;

(c)
Collateral assignments of all architectural, engineering and construction management documents, the Plans and Specifications, the Construction Contract, management, operating and other agreements respecting the construction and operation of Property, as may be required by Lender, executed by the Borrower in favor of Lender, as such documents are executed by the Borrower from time to time, together with appropriate consents by the architect, engineer, construction manager, Contractor and such other parties to the above-described documents, as may be required by Lender; and

(d)	If required by Lender, Opinion of Borrower’s Counsel, in form and content satisfactory to Lender.

(2)    Guaranties. The Loan shall be guaranteed by:

(a)	Unlimited continuing guaranty by Guarantor, guaranteeing to Lender the payment and performance of all obligations of Borrower now existing or hereafter arising; and

(b)
If required by Lender, Guarantor shall also execute in favor of Lender, a security agreement (together with a UCC-1 financing statement) granting a first priority security interest in all assets of Guarantor.

(3)    Organization and Authorization. Each Obligor (other than an individual) is an entity which is duly organized, validly existing and, if a corporation, in good standing under applicable laws. Each Obligor's execution, delivery and performance of this Agreement, the Collateral Documents and all other documents delivered to Lender has been duly authorized and does not violate Obligor's articles of incorporation (bylaws or other governing documents), material contracts or any applicable law or regulations. All documents delivered to Lender are legal and binding obligations of Obligor who executed same.

(4)    Compliance with Tax and other Laws. Each Obligor shall comply with all laws that are applicable to the Obligor's business activities, including, without limitation, all laws regarding (i) the collection, payment and deposit of employees' income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements; (iv) environmental protection and (v) occupational safety and health. There is no litigation, administrative or other legal proceeding pending or threatened against any Obligor that, if adversely determined, could be expected to materially adversely affect the Project or any Obligor, its business, assets or financial condition.

(5)    Financial Information. From the date of this Agreement and so long as the Loans shall be outstanding, unless compliance shall have been waived in writing by Lender:

(a)	Parent shall furnish to Lender:

(i) Annual Statements; as soon as available, but in no event later than one hundred twenty (120) days after the close of Obligor’s fiscal year, a copy of the annual financial statements of Parent and its Subsidiaries, prepared in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding fiscal year, and audited by a public accountant acceptable to Lender consisting of a balance sheet, a statement of earnings and surplus, and a statement of cash flow; and

(ii) Interim Statements: as soon as available, but in no event later than forty-five (45) days after the close of each quarter of the fiscal year of Parent and its Subsidiaries, an unaudited financial statements as of the end of such quarter, prepared in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding fiscal period, consisting of a balance sheet as of the end of such quarter, a statement of earnings and surplus for such quarter and for the year to date and a statement of cash flow for such quarter, and for the year to date all certified by an appropriate executive officer of Obligor.
(iii) Compliance Certificate: Beginning September 30, 2019, as soon as available, but in no event later than forty-five (45) days after the close of each quarter of the fiscal year of Parent and Borrower, Borrower and Parent shall submit to Lender a current Compliance Certificate;

Each Obligor shall furnish to Lender, such additional information concerning the Obligor that Lender may reasonably require. All financial statements and financial information submitted to Lender in accordance with this Agreement shall include, among other things, detailed information regarding (i) any entities, such as corporations, partnerships, or limited liability companies of which the Obligor is the majority owner and (ii) any entities of which the Obligor is not the majority owner, but for which Obligor is directly or contingently liable on debts or obligations of any kind incurred by those entities. . All financial statements or records submitted to Lender via electronic means, including, without limitation by facsimile, open internet communications or other telephonic or electronic methods, including, without limitation, documents in Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect and the parties waive any rights they may have to object to such treatment. The Lender may rely on all such records in good faith as complete and accurate records produced or maintained by or on behalf of the party submitting such records.

(6)    Notice of Default. Each Obligor shall notify Lender immediately upon becoming aware of the occurrence of any event constituting, or which with the passage of time or the giving of notice, would constitute, a Default.

(7)    Mergers, etc. Without the prior written consent of Lender, Borrower shall not (i) be a party to a merger or consolidation, (ii) sell or lease all or substantially all of its assets or (iii) acquire all or substantially all of the assets of another entity. No Obligor will permit any changes to be made in the management or control of any Obligor or in the character of its business as carried on at the original date of this Agreement without the prior written consent of Lender. No Obligor will purchase, retire or redeem any shares of its capital stock without the prior written consent of Lender.

(8)    Indebtedness and Liens; Limitation on Loans to Stockholders and Related Entities. Other than unsecured obligations incurred in the ordinary course of business, Borrower shall not create any additional obligations for borrowed money without the prior written consent of Lender. Borrower shall not mortgage or encumber any of its assets (including, without limitation, the Property) or suffer any liens to exist on any of its assets (including, without limitation, the Property) without the prior written consent of Lender. Borrower shall not loan or advance funds or assets to any stockholder, member, partner, affiliate, or related entity.

(9)    Other Liabilities. Borrower shall not lend to or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stock or dividends of any person, firm or corporation without the prior written consent of Lender. Borrower shall not default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which Borrower is a party (the effect of which would materially adversely affect the business or properties of Borrower). There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower, threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the Project or the business, assets or financial condition of Borrower or Borrower’s ability to carry on business as now conducted. Borrower shall observe and perform all of the terms, covenants, agreements and conditions under any leases, license agreements, servitudes, contracts, and agreements which affect the Property and the Project, and shall promptly notify the Lender within ten (10) days of receipt of any proposed modification to any of these items. Borrower further agrees that it shall not amend, modify, terminate, or revoke any of these items without the prior written consent of the Lender, which will not be unreasonably withheld.

(10)    Documentation and Additional Assurances. The Note, Collateral Documents and all other documents or agreements executed or to be executed in connection with the Loan (collectively, the “Loan Documents”) shall be on Lender's standard forms, with such modifications as may be required by or acceptable to Lender. Upon the written request of Lender, each Obligor shall promptly and duly execute and deliver all such other instruments and documents and take such further action as Lender may deem necessary to obtain the full benefits of this Agreement and of the rights and powers granted in this Agreement.

(11)    Financial Covenants and Ratios. Borrower and Parent on a consolidated basis shall comply with the following covenants and ratios:

i.
Cash Flow Leverage Ratio. Borrower will at all times maintain a Cash Flow Leverage Ratio of not more than 3.00 to 1.00. The Cash Flow Leverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter ending September 30, 2019 for the period of four quarters ended as of such date (a rolling or trailing four quarters basis).

ii
Minimum Debt Service Coverage Ratio. Borrower will at all times maintain a Debt Service Coverage Ratio of not less than 1.15 to 1.00. The Debt Service Coverage Ratio will be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower , commencing with the fiscal quarter ending September 30, 2019 for the period of four quarters ended as of such date (a rolling or trailing four quarters basis).

(12)    Environmental Matters. The Borrower represents and warrants to, and covenants with, Lender as follows:

(a)
Borrower (i) has not stored or disposed of, and shall not store or dispose of, any Hazardous Substances on the Property except in compliance with Environmental Laws, (ii) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) is not, nor has Borrower become, subject to any Environmental Liability, (iii) has not received any notice of any claim with respect to any Environmental Liability or (iv) knows of no basis for any Environmental Liability.

(b)
Borrower shall (i) at all times maintain the Property in compliance with all applicable Environmental Laws and free of any Hazardous Substances except in compliance with all applicable Environmental Laws, (ii) comply with all laws, rules, regulations and requirements of any governmental authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA, and the Occupational Safety and Health Act of 1970, as amended (“OSHA”); (iii) pay, perform or otherwise satisfy any fine, charge, penalty, fee, damage, order, judgment, decree or imposition related thereto which, if unpaid, would constitute a lien on the Property, unless (a) the validity thereof shall be contested diligently and in good faith by appropriate proceedings and with counsel reasonably satisfactory to Lender and (b) so long as Borrower shall at all times have deposited with Lender, or posted a bond satisfactory to Lender in, a sum equal to the amount necessary (in the reasonable discretion of Lender) to comply with such order or directive (including, but not limited to, the amount of any fine, penalty, interest or cost that may become due thereon by reason of or during such contest); provided, however, that Lender shall be subrogated to the rights of the payee of such amount upon payment in full with respect to such fine, charge, or any portion thereof, (iv) take all appropriate response actions, including any removal or remedial actions, in the event of a release, emission, discharge, or disposal of any Hazardous Substances in, on, under or from the Property necessary in order for the Property to be or remain in compliance with all Environmental Laws, (v) upon request of Lender, permit Lender, including its officers, agents, employees, contractors and representatives, to enter and inspect the Property for purposes of conducting an environmental assessment and (vi) upon the request of Lender, and at Borrower’s expense, cause to be prepared for the Property such site assessment reports, including, without limitation, engineering studies, historical reviews and testing, as may be reasonably requested from time to time by Lender.

(c)
Borrower agrees to furnish to Lender prompt written notice of the following: (i) any change in the nature or extent of Hazardous Substances maintained on or with respect to the Property; (ii) the occurrence of any event or any other development by which Borrower (a) fails to comply with any Environmental Law or fails to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) becomes subject to any Environmental Liability, (c) receives notice of any claim with respect to any Environmental Liability, or (d) becomes aware of any basis for any Environmental Liability.

(d)
In addition to any other indemnifications herein or pursuant to any other agreement with Lender, Borrower agrees to indemnify Lender, its parent, subsidiaries and its affiliates, as well as their respective shareholders, directors, officers, employees, agents, successors and assigns or (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, fines, costs and expenses of any kind or nature (including the fees, charges and disbursements of any counsel for any Indemnitee and all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) any actual or alleged presence or release of Hazardous Substances on or from, or migrating to or from, the Property, or any actual or alleged Environmental Liability related in any way to the Borrower, the Property or any other collateral, (ii) any breach of any representation, warranty or covenant contained herein, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, all whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)
The provisions of this section are in addition to and supplement any other representations, warranties, covenants, indemnifications, and other provisions contained herein or in any other Loan Documents.

    (13)    Construction Covenants. In addition to the covenants of the Borrower otherwise set forth in this Agreement, the Borrower hereby agrees that, so long as any part of the Obligations is outstanding, unless compliance shall have been waived in writing by Lender, the Borrower shall at all times comply with the following covenants:

(a)    The Borrower will (i) commence construction of the Improvements not later than five (5) days following the Closing Date; (ii) cause the construction of the Improvements to be prosecuted with diligence and continuity in accordance with the Plans and Specifications; (iii) promptly correct or cause to be corrected any defect in the Improvements, any material departure in the construction of the Improvements from the Plans and Specifications, and governmental requirements or any encroachment by any part of the Improvements or any other structure located on the Property on any building line, easement, property line or restricted area; (iv) guarantee to Lender that the Improvements will be completed in good and workmanlike manner in accordance with the Plans and Specifications; (v) promptly notify Lender of any lien filed by the Contractor, any subcontractor, supplier or laborer or of Borrower's knowledge that the Contractor or any subcontractor has failed to pay amounts due following the funding of any Advance for the payment of same; and (vi) complete the construction of the Improvements in accordance with the Plans and Specifications on or before the Completion Date. Borrower may request an extension of the Completion Date equal to the number of days resulting from any Unavoidable Delay in the Construction, but under no circumstances more than thirty (30) days, and Lender will grant such extension if the following conditions have been satisfied: (a) Borrower shall have given notice of the Unavoidable Delay to Lender within ten (10) days after learning of the event resulting in such delay; and (b) after giving effect to the consequences of the Unavoidable Delay, there shall be no Deficiency, as determined by Lender in its reasonable discretion.

(b)    The Borrower will not (i) cause or permit any changes in the Plans and Specifications affecting the Improvements in excess of $25,000.00 singularly or in excess of $100,000.00 in the aggregate, except pursuant to a change order approved in writing by Lender and Lender's Inspector or (ii) make any change in the Construction Contract or any subcontract without the prior written approval of Lender and Lender's Inspector.

(c)    If requested by Lender, Borrower shall furnish to Lender within ten (10) days after Lender's request, a certificate, in form prescribed by Lender, signed by all Material Subcontractors as to the existence, amount and retainage of any such subcontracts and materials supplies agreements.

(d)    The relationship of Lender and Borrower is as creditor and debtor and Lender assumes no fiduciary obligation as a result of this Agreement. All actions, reviews and inspections by Lender and Lender's Inspector pursuant to the terms hereof are solely for the benefit of Lender. No actions by Lender, Lender's Inspector, or any agent, officer, employee or representative of Lender shall be or may be construed in such a manner as to impose any duty or obligation whatsoever on Lender, Lender's Inspector, or any agent, officer, employee or representative of Lender to protect or represent any owner, borrower, contractor, surety or any other person whatsoever and shall not be considered or construed as having made any warranty whatsoever, whether express or implied, as to the adequacy, quality of fitness or purpose of any physical conditions, materials, workmanship, Plans and Specifications, drawings or other requirements pertaining to the construction of the Improvements, or whether any such physical conditions, materials or workmanship comply with any Plans and Specifications, drawings, ordinances, statutes or other governmental requirements pertaining to the Property. Lender shall have no liability, obligation or responsibility whatsoever with respect to the construction of the Improvements except to advance the Loan pursuant to this Agreement. Lender shall not be obligated to inspect the Property or the construction of the Property, nor be liable for the performance or Default of Borrower, Contractor, any architect, subcontractor or materialmen, or any other party, or for any failure to construct, complete, protect or insure the Improvements, or for the payment of costs of labor, materials or services supplied for the Improvements, or for the performance of any obligation of Borrower whatsoever. The provisions of this Agreement relating to requirements for or limitations on Advances are solely for the benefit of the Lender, and nothing, including without limitation, any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender. (This provision survives the payment of the Obligations and the termination of this Agreement).

(e)    Without in any way releasing or modifying any liability of Lender's Inspector to Lender, the Borrower agrees to indemnify and fully protect Lender from any allegation or charge whatsoever of negligence, misfeasance, or nonfeasance, pertaining to any defect in the Improvements, and particularly, any failure of Lender or Lender's Inspector, or any agent, officer, employee or representative of Lender to note any defect in materials or workmanship or of physical conditions or failure to comply with any Plans and Specifications, drawings, ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance. (This provision survives the payment of the Obligations and the termination of this Agreement).

(f)    On the Closing Date, the Borrower shall pay Lender all the costs incurred by Lender in its initial review of the Plans and Specifications and Construction Contract; in addition, the Borrower shall reimburse Lender for all out-of-pocket expenses incurred in such inspection related thereto within 15 days after receipt of Lender's invoice and any additional monthly inspections.

(g)    Borrower shall provide Lender with a copy of all inspection reports performed by the applicable state or local inspection agencies necessary to obtain or maintain any licenses required to operate the Project. Borrower shall provide evidence to Lender that all necessary licenses required to operate the Project have been received as soon as available but in no event later than ninety (90) days following Borrower’s receipt of the certificate of occupancy for the Project. Borrower shall immediately provide Lender with notices of any default under any license or operating agreement in connection with the Project.

(14)    Insurance.

(a)    The Borrower shall procure and maintain for the benefit of Lender original paid-up insurance policies from companies having an A.M. Best rating of A or better or otherwise satisfactory to Lender, in amounts, in form and substance, and with expiration dates acceptable to Lender and containing a noncontributory standard mortgagee clause or its equivalent in a form satisfactory to Lender, or the statutory mortgagee clause, if any, required in the state where the Property is located, or a lender loss payable endorsement, in favor of Lender providing the following types of insurance on the Property:

(1)
Builders All-Risk and Hazard Insurance. For the Property during the construction, and for 2 months beyond the date of substantial completion of the Improvements, builders all-risk insurance, and upon substantial completion of the Improvements, multi-peril hazard insurance, in each case affording insurance against loss or damage by fire, wind, lightning, explosion, earthquake, collapse, theft, sprinkler leakage, vandalism and malicious mischief and such other perils as are included in so-called "all-risks" or "extended coverage" and against such other insurable perils as, under good insurance practices, from time to time are insured against for properties of similar character and location; such insurance to be not less than 100% of the full replacement cost of the Improvements without deduction for depreciation and shall also include rental loss or business interruption insurance for at least a 12-month period. The said policy shall contain replacement costs and stipulated value endorsements and shall name Lender as first mortgagee.

(2)
Flood Insurance. If the Project is located in a special flood hazard zone, immediately following the completion of the first floor slab, insurance against flood; such insurance to be not less than 100% of the full replacement cost of the Improvements or the maximum amount available, whichever is less, naming Lender as first mortgagee.

(3)
Comprehensive General Liability Insurance. Comprehensive public liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury (including bodily injury and death) and property damage, of not less than $1,000,000.00 combined single limit bodily injury and property damage per occurrence and $2,000,000.00 in the aggregate. The said comprehensive public liability insurance to be on a per occurrence basis and to specifically include but not be limited to water damage liability, products liability, motor vehicle liability for all owned and non-owned vehicles, including rented and leased vehicles, and contractual indemnification and shall name Lender as additional insured. Motor vehicle coverage may be provided separately.

(4)
Workers' Compensation and General Liability. To the extent required by applicable law and otherwise not covered by any other insurance of Borrower, workers' compensation and general liability insurance against loss, damage or injury to employees, agents or representatives of the Borrower, or insurance against loss, damage or injury caused by any employees, agents or representatives of the Borrower.

(5)
Other Insurance. Such other insurance on the Property or any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by Lender against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the improvements on the Property, its construction, location, use and occupancy, or any replacements or substitutions therefor.

(b)    All of the foregoing policies shall contain an agreement by the insurer not to cancel the policies without giving Lender at least thirty (30) days' prior written notice of its intention to do so. Borrower shall provide notification of any proposed amendments by the insurer to any policies within five (5) days after receipt of notice from such insurer.

(c)    At Closing, Borrower shall deliver original binders evidencing the insurance and within 15 days of the Closing Date the original or certified copies of the foregoing policies to Lender, and Borrower shall deliver original or certified renewal policies with satisfactory evidence of payment not less than fifteen (15) days in advance of the expiration date of the existing policy or policies. In the event Borrower should, for any reason whatsoever, fail to keep the Property or any part thereof so insured, or to keep said policies so payable, or fail to deliver to Lender the original or certified policies of insurance and the renewals thereof upon demand, then Lender, if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor. The Borrower shall reimburse Lender upon demand for the amount of premium paid, together with interest thereon at 15% percent per annum from date until paid.

(d)    Borrower agrees to notify Lender immediately in writing of any material fire or other casualty to or accident involving the Property, whether or not such fire, casualty or accident is covered by insurance. Borrower further agrees to notify promptly Borrower's insurance company and to submit an appropriate claim and proof of claim to the insurance company if the Property is damaged or destroyed by fire or other casualty.

(e)    Lender is hereby authorized and empowered, at its option, to collect and receive the proceeds from any policy or policies of insurance, and each insurance company is hereby authorized and directed to make payment of all such losses directly to Lender instead of to the Borrower and Lender jointly. Lender shall apply the net proceeds thereof, in accordance with Subsections (f) and (g) below.

(f)    If there is a fire or casualty loss which damages a portion (but not all) of the Improvements on the Property and as long as no Default has occurred and is continuing, then the proceeds of the insurance shall be deposited into a cash collateral account and such proceeds will be applied to the payment of the cost of restoration of the Improvements upon such terms and conditions as Lender may deem necessary or appropriate in its reasonable discretion; provided, however, that (i) such insurance proceeds must be adequate to cover the cost of restoration of the Improvements, or if the proceeds are insufficient, then the Borrower shall give Lender such adequate protection and assurance as Lender may, in its reasonable discretion require, that additional funds will be provided by the Borrower in order to complete the restoration of the Improvements and that Borrower has sufficient funds on hand to pay interest and principal on the Loans during the restoration period; (ii) the first priority of the Collateral Documents in the property is not impaired; (iii) the Borrower shall provide Lender on a monthly basis with a detailed cost breakdown showing by line item all costs projected for such restoration and a revised and updated cost breakdown; (iv) funds shall be disbursed from the escrow account in accordance with Lender's standard practices and procedures for construction loans; (v) there is no ongoing and continuing Default; and (vi) in the case of an ongoing and continuing Default, Lender shall have the right, in its sole discretion, to apply some or all of the insurance proceeds to the payment of the Loan.

(g)    If there is a fire or casualty loss which constitutes a total loss or a constructive total loss of the Property, or if not all of the conditions set forth in subclause (i) through (iii) of Subsection (f) above are satisfied, then the insurance proceeds shall be applied to the payment of the Obligations. If such insurance proceeds are not sufficient to pay the Obligations in full, Lender shall have a right to accelerate the maturity of the Obligations and proceed against the Borrower and/or the remainder of the Property; and if the proceeds exceed the amount necessary to pay the Obligations in full, then such excess shall be paid to Borrower.

(15)    Taxes.

Upon demand of Lender after the occurrence of a Default, the Borrower shall pay to Lender, together with, at the same time as and in addition to the payments of principal and/or interest due on the Loans a pro rata portion of the property taxes, assessments, governmental charges, levies and insurance premiums relating to the Property next to become due, as estimated by Lender, so that Lender will have sufficient funds on hand to pay such taxes, assessments, governmental charges, levies and premiums not less than thirty (30) days prior to the due date thereof. All such amounts shall be held by Lender (not in trust) without interest as further security for the Obligations. Lender may apply all or a portion of the amounts so paid at such time and in such order as Lender, in its absolute discretion shall determine, to the payment of the taxes, assessments, governmental charges, levies and insurance premiums, as the case may be.

(16)    Anti-Terrorism Laws.

(a)    Neither Borrower nor any of its affiliates is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10-56. Neither Borrower nor any of its Affiliates is any of the following:

(1)	a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)	a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)	a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(4)    supports “terrorism” as defined in the Executive Order; or

(5)
a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)    Neither Borrower nor any of its affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (a) above, (ii) deals in, or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading a person that commits, threatens or conspires to commit or of avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(17)    Additional Financial Services. Borrower agrees that in the event Borrower is in need of additional financial services or products (including, but not limited to, deposit and loan products, cash management services, investment banking, securities brokerage services, and insurance), Borrower shall notify Lender of such need and provide Lender or Lender’s affiliates with an opportunity to provide Borrower with a price quotation for such products or services. Borrower acknowledges and agrees that Borrower is not required to purchase any product or service through Lender or Lender’s affiliates and that the choice of another provider will not affect Lender’s credit decision or credit terms.

H.    EACH EXTENSION OF CREDIT. Each request by Borrower for an Advance shall constitute a warranty and representation by Borrower to Lender that there exists no Default or any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a Default as defined by this Agreement.

I.    CONDITIONS PRECEDENT TO CLOSING. The obligations of Lender hereunder shall be conditioned upon the receipt of all of, and Lender's review and approval of, the following documents and events upon terms and conditions acceptable to Lender and is subject to the accuracy of each and every representation and warranty of each Obligor contained in this Agreement:

(1)    Agreement. A duly executed original of this Agreement;

(2)    Note. A duly executed original of the Note;

(3)    Collateral Documents. Duly executed originals of the Collateral Documents and receipt of the Collateral;

(4)    Inspection and Inspection Fee. Satisfactory site inspection of the Property by Lender's Inspector and payment of the construction and monitoring fee described in Section 12(f) hereof;

(5)    Architect’s, Engineer’s, Construction Manager’s and Other Contracts. Copies of the executed architect’s, engineer’s, construction manager’s and all other contracts as may be required by Lender, together with evidence of such professionals’ insurance as may be required by Lender;

(6)    Appraisal. Receipt of an appraisal of the Project (as built) prepared by an MAI appraiser approved by Lender and which appraisal shall be in form and content satisfactory to Lender;

(7)    Plans and Specifications. Copy of the Plans and Specifications;

(8)    Development Expense Schedule. Copy of the Development Expense Schedule;

(9)    Building Permits. Receipt of copies of all building permits from applicable governmental authorities for demolition, site preparation and construction of the Improvements;

(10)    Construction Contract and Material Subcontracts. Copy of the executed Construction Contract containing the Retainage requirements set forth herein, together with evidence of Contractor’s insurance, if required by Lender, and copies of the Material Subcontracts as may be required by Lender;

(11)    Payment and Performance Bonds. Duly executed original of any payment and performance bonds of the Contractor and Material Subcontractors, as may be required by Lender;

(12)    No Work Affidavit. Duly executed original of a No Work Affidavit stating that no work has begun at the Property and that no materials have been delivered to the Property, which affidavit shall be dated and timed after the Mortgage has been recorded.

(13)    Environmental Assessment Report. Receipt of evidence which Lender deems satisfactory, including an environmental assessment questionnaire completed by Borrower indicating that all real and personal property securing the Loan is free of hazardous, toxic or dangerous waste, substances or material except in accordance with Environmental Law, as such are defined in any governmental law, regulation or ruling applicable to environmental conditions or listed as such by the Environmental Protection Agency;

(14)    Survey. Three (3) copies of an initial survey certified correct to the title company, Lender and the Borrower;

(15)    Title Insurance Policy. A commitment for and a pro forma copy of a lender’s title insurance policy, including affirmative mechanics’ and materialman’s lien coverage and all other endorsements required by Lender, from a title insurance company approved by Lender to insure the Mortgage subject only to such permitted exceptions as may be approved by Lender; provided, however, the original lender’s policy of title insurance shall be delivered to Lender within ten (10) days of the Closing;

(16)    Insurance. Copies of the insurance policies or certificates required by this Agreement;

(17)    Utilities Letters. Copies of letters or other evidence in form and substance satisfactory to Lender that the Property has adequate available water, electric, gas, cable and other appropriate utility services.

(18)    Zoning Certificate. Proof satisfactory to Lender that the Property is zoned to permit construction of the Improvements in accordance with the Plans and Specifications and use of the Improvements for their intended purpose, and has adequate parking required by applicable zoning laws;

(19)    Commitment Fee. Payment of the commitment fee to Lender in an amount equal to the greater of (i) one-half percent (0.50%) of the maximum amount of the Loan, or (ii) $9,987.50;

(20)    Flood Hazard Determination Form. Duly executed original of the standard Flood Hazard Determination form; and

(21)    Other Documents and Information. Such other instruments, documents, estoppels, certificates, endorsements, invoices, opinions, and financial or other information as Lender may reasonably require; and

(22)    Fees and Expenses. Borrower shall have paid all fees, costs and expenses in connection with the preparation, execution, delivery and performance of this Agreement, the Collateral Documents and any related documents or agreements, including without limitation attorneys’ fees and expenses and other fees, costs and expenses incurred by Lender.

J.    CONDITIONS OF ADVANCES. The obligation of Lender to make any Advance is subject to the receipt of all of the items set forth in this Agreement and the satisfaction of each of the following conditions:

(1)    All representations and warranties made by each Obligor to Lender shall be true and correct as of the date of the Advance;

(2)    There shall exist no Default (or event which with the notice or lapse of time or both would constitute a Default) under this Agreement the Note, the Collateral Documents or any other agreement between any Obligor and Lender; and

(3)    Each Obligor's business must be in a condition satisfactory to Lender, the management of any Obligor must not have changed and no material adverse change (from that reflected in the last financial statements delivered to, and accepted by, Lender prior to execution of this Agreement) has occurred in the financial condition of the Borrower or any Obligor.

A.
DEFAULT. The occurrence of any of the following shall constitute a default (“Default”) under this Agreement: (i) failure to pay when due any sums payable under the terms of the Note, this Agreement, the Collateral Documents or otherwise in connection with the Loan, (ii) the default by any Obligor in the payment or performance when due of any obligation, covenant, or agreement or obligation under the Note, this Agreement, any of the Collateral Documents or under any other note or agreement of any Obligor with or in favor of Lender, including, but not limited to, any of the notes or documents executed in connection with the credit facilities made available to Borrower by Lender pursuant to that certain Loan Agreement between Borrower and Lender dated as of March 29, 2017 (the Defaults under clauses (i) and (ii) are each a “Monetary Default”), (iii) any statement, warranty, or representation made by any Obligor to Lender under this Agreement or under any other document or instrument contemplated by this Agreement or given by Borrower to Lender with respect to the Loan proves to be untrue in any material respect; (iv) any judgment, garnishment, seizure, tax lien or levy against any assets of any Obligor; (v) any material adverse change in the financial condition of Obligor, or any material discrepancy between the financial statements submitted by any Obligor and the actual financial condition of the Obligor; (vi) any discontinuance or termination by Guarantor of any guaranty of all or any portion of the Loan or any attempt by Guarantor to do so; (vii) the insolvency, or the execution of an assignment for the benefit of creditors, the appointment of a receiver for any property of the Borrower or Guarantor, or the filing of a petition in bankruptcy by or against the Borrower or Guarantor, or the commencement of any proceeding in bankruptcy, or otherwise relating to the relief of debtors or the relief, postponement or adjustment of any indebtedness of the Borrower or Guarantor through reorganization, composition, extension or otherwise; (viii) death, dissolution, liquidation or insolvency of any Obligor; (ix) any default by any Obligor in the payment or performance of any material liabilities, indebtedness or obligations to any other creditor; (x) any delay in Construction (including Unavoidable Delays) that, in Lender’s reasonable judgment, makes it unlikely that Construction will be completed on or before the Completion Date, as it may be extended in accordance with this Agreement, or any other delay in the Construction or a discontinuance of Construction that continues for more than thirty (30) consecutive days without the prior written consent of Lender, subject to a thirty (30) day extension for delays resulting from Unavoidable Delay; or (xi) Parent shall fail to own one hundred percent (100%) of the outstanding voting stock of Borrower during the term of this Agreement (the Defaults under clauses (iii), (iv), (v), (ix), and (x) are each a “Non-Monetary Default”).

Upon the occurrence of a Default, Lender, at its option, shall have the right (i) to cease making advances hereunder or to comply with any other obligations with respect to this Agreement; and/or (ii) to declare the full amount of the Loan and all other Obligations of Borrower to Lender to be immediately due and payable; and/or (iii) to exercise any and all of its rights and remedies under the Loan Documents, including, without limitation, the right to set off any funds of any Obligor in the possession of Lender, or any financial institution affiliate of Lender, against any Obligations of the Borrower to Lender; and/or (iv) to require Borrower to make monthly deposits of escrows for taxes, insurance premiums and replacement reserves to Lender.

Notwithstanding the foregoing, in the event of a Non-Monetary Default or a Monetary Default, Borrower shall have the right, but in any event (i) no more than three (3) times from the Closing Date to the date of determination, (ii) no more than two (2) times during any twelve-month period, and (iii) no more than one (1) time in any two consecutive quarters, to cure such Default (the “Cure Right”), (a) within five (5) days for a Monetary Default, and (b) within fifteen (15) days for a Non-Monetary Default.

L.    POWER OF COMPLETION. Subject to the time to cure as set forth in this Agreement, in the event of death, dissolution, or bankruptcy of the Borrower or the Contractor, in the event of a general assignment for the benefit of creditors by Borrower or the Contractor during the period of construction of the Improvements and before the completion thereof, or upon any other occasion which might result in cessation of work, Lender shall have full power (but not the obligation) to take charge of and complete the construction and make disbursements under the Loan or Note in connection therewith.

M.    MISCELLANEOUS PROVISIONS.

(1)    Costs and Expenses. Borrower agrees to pay all of the costs, expenses and fees incurred in connection with the Loan, including without limitation inspection fees, appraisal fees and all reasonable attorney’s and paralegal’s fees and expenses, and all other costs and expenses incurred by Lender in connection with the preparation, administration, enforcement, workout, restructuring or collection of the Loan, whether or not suit is filed, including such fees at both trial and appellate court levels, together with all other costs and expenses that may be incurred by Lender in connection with the enforcement of the Note, this Agreement, the Collateral Documents or any other documents or agreements executed in connection with the Loan or the preservation or enforcement of any of Lender’s rights or interests with respect to any collateral securing the Loan. This Agreement is not assignable by any Obligor and no party other than an Obligor is entitled to rely on this Agreement. In no event shall any Obligor or Lender be liable to the other for indirect, special or consequential damages, including the loss of anticipated profits (provided that interest shall not be deemed to constitute profits) that may arise out of or are in any way connected with the issuance of this Agreement. No condition or other term of this Agreement may be waived or modified except by a writing signed by the Borrower and Lender.

(2)    Survival of Agreements. The provisions hereof, including, without limitation, all of the representations and warranties of Borrower and Guarantor herein, shall survive the execution of all instruments herein mentioned, shall continue in full force and effect until the Loan has been paid in full. Borrower's obligations hereunder to indemnify and hold Lender harmless shall survive payment in full of the Loan and other Obligations.
(3)    GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT IS MADE AND DELIVERED IN THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS THEREOF WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. BORROWER AND EACH OTHER OBLIGOR PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMIT AND CONSENT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT IN TEXAS LOCATED IN THE SAME JUDICIAL DISTRICT AS THE OFFICE OF LENDER SPECIFIED IN THE FIRST PARAGRAPH OF THIS AGREEMENT AND AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY, INDIRECTLY OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT SHALL BE LITIGATED ONLY IN ONE OF THE FOREGOING DESCRIBED COURTS. BORROWER AND EACH OTHER OBLIGOR PARTY TO THIS AGREEMENT, FOR THEMSELVES, AND THEIR RESPECTIVE HEIRS, SUCCESSORS AND ITS ASSIGNS, AND FOR ANY PERSON CLAIMING UNDER OR THROUGH ANY OF THEM, HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS TO HAVE THE JURISDICTION AND VENUE OF ANY LITIGATION ARISING DIRECTLY, INDIRECTLY OR OTHERWISE IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT IN ANY OTHER COURT, AND HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS TO REMOVE THIS ACTION TO, OR TO TRANSFER, DISMISS, OR CHANGE VENUE TO, ANY OTHER COURT. BORROWER AND EACH OTHER OBLIGOR PARTY TO THIS AGREEMENT FURTHER ACKNOWLEDGE AND AGREE THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER HAS IN ANY WAY AGREED WITH OR REPRESENTED TO BORROWER OR SUCH OBLIGOR THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN WAIVED OR WILL NOT BE FULLY ENFORCED BY LENDER.
(4)    WAIVER OF JURY TRIAL. EACH OBLIGOR PARTY TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS SUCH OBLIGOR MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED ON, ARISING OUT OF, OR IN ANY WAY RELATED TO: THIS AGREEMENT; THE OBLIGATIONS; ANY NOTES, COLLATERAL DOCUMENTS, LOAN AGREEMENTS, OR ANY OTHER LOAN DOCUMENTS OR AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH ANY OF THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS JURY WAIVER ALSO APPLIES TO ANY CLAIM OR, COUNTERCLAIM, CAUSE OF ACTION OR DEMAND ARISING FROM OR RELATED TO (I) ANY COURSE OF CONDUCT, COURSE OF DEALING, OR RELATIONSHIP OF ANY OBLIGOR, OR ANY OTHER PERSON WITH LENDER OR ANY EMPLOYEE, OFFICER, DIRECTOR OR ASSIGNEE OF LENDER IN CONNECTION WITH THE OBLIGATIONS WITH LENDER; OR (II) ANY STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON BY OR ON BEHALF OF LENDER TO ANY OBLIGOR, OR ANY OTHER PERSON IN CONNECTION WITH THE OBLIGATIONS OR LENDER REGARDLESS OF WHETHER SUCH CAUSE OF ACTION ARISES BY CONTRACT, TORT OR OTHERWISE. EACH OBLIGOR PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER IN EXTENDING CREDIT TO BORROWER, THAT THE LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT SUCH OBLIGOR HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER. EACH OBLIGOR PARTY TO THIS AGREEMENT FURTHER CERTIFIES THAT NO PERSON HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT LENDER OR ANY OTHER PERSON WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER.
(5)    Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth in the preamble of this Agreement; provided, however, that any party shall have the right to change its address for notice hereunder to any other location within the continental United States in the manner set forth herein.

(6)    Partial Invalidity. Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.
(7)    Entire Agreement; No Joint Venture; No Third Party Beneficiaries. This Agreement and all documents executed in connection with the Loan, now, or hereafter to be, executed set forth the entire agreement of Lender, the Borrower and the Guarantor with respect to the Loan and supersede all prior written or oral understandings with respect thereto; provided, that all written and oral representations, warranties and certifications made by Borrower to Lender with respect to the Obligations will survive the execution of this Agreement. There are no intended third party beneficiaries of this Agreement. No course of dealing, course of performance, usage of trade or evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, waive, vary, supplement or modify any term of this Agreement. Lender shall not be deemed to be a partner or joint venturer with any Obligor, and Borrower will indemnify and hold Lender harmless from and against any and all liabilities, damages, claims, demands, costs, expenses and attorneys’ fees resulting from such a construction of the parties and their relationship
(8)    Amendment. Neither this Agreement nor any document executed in connection with the Loan may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
(9)    Waivers. No failure or delay by Lender, with respect to exercising any of its rights, powers or privileges under this Agreement or any document executed in connection with the Loan will operate as a waiver thereof.
(10)    Survival. All covenants, agreements, representations and warranties made by the Borrower, Guarantor or any other Obligor party hereto, either in this Agreement or in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of any Advance, regardless of any investigation made by any such party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any other amount payable under this Agreement, the Note, any of the Collateral Documents or any other document or agreement executed in connection with the Loan is outstanding and unpaid and so long as any commitment of Lender to make Advances has not expired or terminated.
(11)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower, Guarantor or any other Obligor party hereto may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, and Participants as provided herein any legal or equitable right, remedy or claim under or by reason of this Agreement. Lender may at any time, without the consent of, or notice to, the Borrower, Guarantor or any other Obligor sell participations to other financial institutions (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations in connections with the Loan
(12)    Headings for Convenience Only. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define or be used in construing the text of such Articles, Sections or Subsections.
(13)    Severability. Any provision of this Agreement held by a court of competent jurisdiction to invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or unenforceable.
(14)    Cumulative Rights. The rights and remedies of Lender under this Agreement and all documents executed in connection with the Loan will be cumulative, and the exercise or partial exercise of any such right or remedy will not preclude the exercise of any other right or remedy available to Lender under this Agreement and all documents executed in connection with the Loan or by law.
(15)    Counterparts. To facilitate execution, this instrument may be executed in as many counterparts as may be convenient or required. All counterparts shall collectively constitute a single instrument.
Signature Pages Follow

Lender:

[REDACTED],
a [REDACTED] state chartered bank

By:
Name: [REDACTED]
Title: [REDACTED]

Borrower:

SHARPS COMPLIANCE, INC. OF TEXAS,
a Texas corporation d/b/a Sharps Compliance, Inc.

By: /s/ Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer

SHARPS ENVIRONMENTAL SERVICES, INC.,
a Delaware corporation d/b/a Sharps Environmental Services of Texas, Inc.

By: /s/ Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer

Guarantors:

ALPHA BIO/MED SERVICES, LLC,
a Pennsylvania limited liability company

By: /s/ Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer

BIO-TEAM MOBILE LLC,
a Pennsylvania limited liability company

By: /s/ Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer

CITIWASTE, LLC,
a New York limited liability company

By: /s/Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer